Exhibit (h)(10)(a)

                                    EXHIBIT A
                           to the Amended and Restated
                      Expense Limitation Agreement between
                              GARTMORE MUTUAL FUNDS
                                       and
                    GARTMORE MORLEY CAPITAL MANAGEMENT, INC.

                                December 29, 1999
                           (As amended March 1, 2003)

Name of Fund/Class                           Expense Limitation for Fund/Class*
------------------                           ----------------------------------


Gartmore Morley Enhanced Income Fund
  (formerly Morley Enhanced Income Fund)
     Service  Class                                        0.45%
     Class  A                                              0.45%
     Institutional  Class                                  0.45%

---------------

*Effective until at least February 29, 2004. These expense limitations may be revised to decrease the limitations after the expiration of the agreed upon term, if mutually agreed upon by the parties. They may also be revised to increase the limitations at any time if mutually agreed upon by the parties.


                                        GARTMORE  MUTUAL  FUNDS


                                        By:    /s/  JAMES BERNSTEIN
                                               --------------------
                                        Name:  James Bernstein
                                        Title: Assistant Secretary


                                        GARTMORE MORLEY CAPITAL MANAGEMENT, INC.


                                        By:    /s/  ERIC E. MILLER
                                               -------------------
                                        Name:  Eric E. Miller
                                        Title: SVP - Senior Counsel:


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